Exhibit 99.1

Republic Bancorp Reports a 20% Increase in Fourth Quarter Net Income and

Record Net Income for the Year

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported fourth quarter 2025 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $22.8 million and $1.17 per share, representing increases of 20% and 19%, over the $19.0 million and $0.98 per share reported for the fourth quarter of 2024. As a result, the Company achieved a return on average assets (“ROA”) and a return on average equity (“ROE”) of 1.28% and 8.20% for the fourth quarter of 2025.

Logan Pichel, President & CEO of Republic Bank & Trust Company, stated: “We delivered strong fourth-quarter results with net income of $22.8 million, up 20% from the prior year and representing another solid all-around quarter. Strategic actions—including disciplined loan and deposit pricing, as well as an on-going reallocation of interest-earning cash into higher-yielding investment alternatives — continued to drive meaningful net interest margin (“NIM”) growth within our Core Bank(2). The quarter also featured strong loan production across both Warehouse Lending and the Traditional Bank.

In addition to our solid Core Bank net interest income results, our credit quality metrics remained solid throughout 2025 and at year-end. For the year, the Core Bank’s net charge-offs to average loans was 0.03%, while nonperforming loans and delinquent loans represented just 0.45% and 0.26% of total loans as of December 31, 2025. These ratios remain among the best in the industry and underscore the strength and resilience of our Core Bank portfolio.

We continued to enhance our balance sheet liquidity during 2025, as Core Bank period-end deposits(9), excluding wholesale brokered deposits and listing service deposits, increased by $218 million, or 5%, during the year. In addition, Total Company period-end loans increased $7 million during the year, as an increase of $203 million in period-end Warehouse loan balances was substantially offset by a decline of $23 million in Traditional Bank balances, a $158 million decrease in TRS loan balances and a $15 million decline in RCS loan balances. Excluding an $82 million reclassification(3) of Republic Bank Finance (“RBF”) loans and leases into the HFS category during December 2025, total Traditional Bank loans would have expanded $59 million for the year(10). These loan and deposit balance fluctuations resulted in Total Company quarterly average loan-to-deposit ratio of 100% for the fourth quarter of 2025 compared to 101% for the fourth quarter of 2024.

As it relates to the $82 million reclassification of RBF loans and leases into the HFS portfolio, the Company entered into an agreement to sell its St. Louis-based RBF operations during December. This transaction aligns with our strategic balance sheet goals, is capital accretive, and will allow us to recycle these proceeds into other lending opportunities within the Company. We expect this transaction to close in the first quarter of 2026 and to record a gain, net of broker commissions, of approximately $6 million as a result of the sale.

In addition to our strong fourth-quarter results, we achieved record net income for 2025, exceeding 2024 by $30.0 million. Other notable highlights for the year include:

●	We achieved year-over-year net income growth across all five SEC reporting segments;

●	We converted our core operating system in just eight months;

●	We surpassed $1.0 billion in Total Stockholders’ Equity, a milestone that reflects our disciplined growth strategy, strong financial performance, and unwavering commitment to maintaining industry-strong capital ratios;

●	We received numerous national and regional recognitions for the overall financial strength and performance of our Company, our philanthropy within our communities, and the workplace environment we provide for our associates;

●	We recorded a Net Promoter Score from our clients during the third quarter of 2025 of 73, placing us in the “Excellent” category for companies; and

●	We recorded an overall associate engagement score of 81%, placing us in the “Great” category for associate engagement.

We enter 2026 with industry-strong credit quality and capital ratios, along with one of the best liquidity positions in the history of our Company. As such, we believe we are well-positioned for another strong year ahead, as we remain focused on disciplined growth, operational excellence and efficiency, while delivering best-in-class services to our clients. While the interest rate environment and economic conditions will always continuously evolve, we believe our diversified business model and focus on the fundamentals of banking will allow the Company, its shareholders, associates and clients to continue to Thrive together,” Pichel concluded.

The following table highlights Republic’s key metrics for the three and twelve months ended December 31, 2025, and 2024. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 30, 2026.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,		$	%	Years Ended Dec. 31,		$	%
(dollars in thousands, except per share data)	2025	2024	Change	Change	2025	2024	Change	Change

Income Before Income Tax Expense	$27,595	$23,050	$4,545	20%	$165,709	$127,703	$38,006	30%
Net Income	22,821	19,016	3,805	20	131,317	101,371	29,946	30
Diluted EPS	1.17	0.98	0.19	19	6.72	5.21	1.51	29
Return on Average Assets ("ROA")	1.28%	1.10%	NA	16	1.84%	1.47%	NA	25
Return on Average Equity ("ROE")	8.20	7.63	NA	8	12.31	10.50	NA	17

NA – Not applicable

Results of Operations for the Fourth Quarter of 2025 Compared to the Fourth Quarter of 2024

Core Bank(1)

Net income for the Core Bank was $15.9 million for the fourth quarter of 2025, a $1.7 million, or 10%, decrease from the $17.6 million earned for the fourth quarter of 2024. As discussed in detail below, solid increases in net interest income and noninterest income, were offset by higher loan loss provisioning and increased noninterest expenses.

Net Interest Income –Core Bank net interest income was $63.7 million for the fourth quarter of 2025, a $6.1 million, or 11%, increase over the $57.7 million achieved during the fourth quarter of 2024. The rise in net interest income for the quarter was driven by a notable increase in the Core Bank’s NIM. Overall, the Core Bank’s NIM rose from 3.64% during the fourth quarter of 2024 to 3.87% during the fourth quarter of 2025, led by a meaningful decrease in the Core Bank’s cost of deposits complemented by growth in average interest-earning assets.

Significant items of note impacting the Core Bank’s net interest income and NIM expansion between the fourth quarter of 2025 and the fourth quarter of 2024 were as follows:

Interest-Earning Assets

●	Core Bank average interest-earning cash was $407 million with a weighted-average yield of 3.86% during the fourth quarter of 2025 compared to $584 million with a weighted-average yield of 4.81% for the fourth quarter of 2024.

●	Average investments totaled $901 million with a weighted-average yield of 4.09% during the fourth quarter of 2025 compared to $595 million with a weighted-average yield of 3.16% for the fourth quarter of 2024. The growth in average investment balances and the increase in investment yield occurred as, throughout 2025, the Company deployed a higher percentage of its excess cash into longer-term investment securities, which provided more attractive yields than overnight, interest-earning cash alternatives.

●	Average outstanding Warehouse line of credit balances increased $72 million, or 13%, from $553 million during the fourth quarter of 2024 to $625 million for the fourth quarter of 2025, while the weighted-average yield declined 72 basis points to 6.72%. Average committed Warehouse lines increased from $942 million to $1.17 billion during the same periods, as average usage rates for Warehouse lines fluctuated from 59% during the fourth quarter of 2024 to 54% for the fourth quarter of 2025.

●	Traditional Bank average loans increased $32 million from $4.57 billion during the fourth quarter of 2024 to $4.60 billion during the fourth quarter of 2025, while the weighted-average yield expanded 15 basis points to 5.72% during the same period.

Funding Liabilities (Deposits and Borrowings)

As it relates to the Core Bank’s decrease in interest expense and the cost of its interest-bearing liabilities:

●	The weighted-average cost of total interest-bearing deposits decreased from 2.43% during the fourth quarter of 2024 to 2.12% for the fourth quarter of 2025, while average interest-bearing deposit balances grew $228 million, or 6%, for the same period. Included within this growth in interest-bearing deposits was a $223 million increase in the average balances for business and consumer money market accounts, which generally pay premium rates. The increase in money market balances was partially offset by a $61 million decrease in average transaction accounts, including a $22 million decrease in the average balance of third-party listing service deposits.

●	Average noninterest-bearing deposits decreased $35 million from the fourth quarter of 2024 to the fourth quarter of 2025, as premium-rate interest-bearing checking and savings deposits continued to be a more attractive alternative for consumer and business clients.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2025	2024	Change	2025	2024	Change

Traditional Banking	$59,483	$53,942	$5,541	3.99%	3.73%	0.26%
Warehouse Lending	4,238	3,718	520	2.69	2.68	0.01
Total Core Bank	$63,721	$57,660	$6,061	3.87	3.64	0.23

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,	Dec. 31,
Reportable Segment	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change

Traditional Banking	$4,601,183	$4,569,224	$31,959	1%	$4,546,297	$4,569,179	$(22,882)	(1)%
Warehouse Lending	624,655	552,856	71,799	13	754,090	550,760	203,330	37
Total Core Bank	$5,225,838	$5,122,080	$103,758	2	$5,300,387	$5,119,939	$180,448	4

Provision for Expected Credit Losses – The Core Bank’s Provision(2) was a net charge of $6.4 million for the fourth quarter of 2025 compared to a net charge of $367,000 for the fourth quarter of 2024.

The net charge of $6.4 million for the fourth quarter of 2025 was driven by the following:

●	The Traditional Bank recorded a $4.8 million specific allocation related to a $16 million C&I participation relationship in which Republic is not the lead bank.
●	The Core Bank recorded a charge to the Provision of $879,000 related to net charge-offs on loans.
●	The Core Bank recorded a net charge to the Provision of $360,000 resulting from general formula reserves applied to a $144 million increase in the outstanding period-end balances at the end of the quarter for Warehouse.

The net charge of $367,000 for the fourth quarter of 2024 was driven, primarily, by the following:

●	The Core Bank recorded a charge to the Provision of $277,000 related to net charge-offs on loans.
●	Consistent with a nominal increase in Traditional Bank loan balances, a net charge of $270,000 was recorded for the fourth quarter of 2024.
●	Outstanding Warehouse balances declined $44 million during the quarter, driving a $112,000 net credit to the Provision.

As a percentage of total loans, the Core Bank’s Allowance(2) increased 5 basis points from December 31, 2024, to December 31, 2025. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Dec. 31, 2025			As of Dec. 31, 2024			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,546,297	$63,662	1.40%	$4,569,179	$59,756	1.31%	0.09%	7%
Warehouse Lending	754,090	1,882	0.25	550,760	1,374	0.25	—	—
Total Core Bank	5,300,387	65,544	1.24	5,119,939	61,130	1.19	0.05	4

Tax Refund Solutions	32,397	333	1.03	190,794	9,861	5.17	(4.14)	(80)
Republic Credit Solutions	113,545	19,475	17.15	128,733	20,987	16.30	0.85	5
Total Republic Processing Group	145,942	19,808	13.57	319,527	30,848	9.65	3.92	41

Total Company	$5,446,329	$85,352	1.57%	$5,439,466	$91,978	1.69%	(0.12)%	(7)%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended December 31,
	2025					2024
(in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$58,479	$6,062	$(961)	$82	$63,662	$59,549	$484	$(441)	$164	$59,756
Warehouse Lending	1,522	360	—	—	1,882	1,486	(112)	—	—	1,374
Total Core Bank	60,001	6,422	(961)	82	65,544	61,035	372	(441)	164	61,130

Tax Refund Solutions	1	(562)	—	894	333	1	7,701	—	2,159	9,861
Republic Credit Solutions	19,863	4,219	(4,989)	382	19,475	21,122	4,883	(5,357)	339	20,987
Total Republic Processing Group	19,864	3,657	(4,989)	1,276	19,808	21,123	12,584	(5,357)	2,498	30,848

Total Company	$79,865	$10,079	$(5,950)	$1,358	$85,352	$82,158	$12,956	$(5,798)	$2,662	$91,978

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
	Quarters Ended:				Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2025	2025	2025	2025	2025	2024	2023

Nonperforming loans to total loans	0.45%	0.42%	0.41%	0.44%	0.45%	0.44%	0.39%

Nonperforming assets to total loans (including OREO)	0.47	0.44	0.43	0.46	0.47	0.46	0.41

Delinquent loans* to total loans	0.26	0.21	0.19	0.18	0.26	0.20	0.16

Net charge-offs to average loans	0.07	0.02	0.02	0.01	0.03	0.05	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased by $1.0 million from $9.7 million for the fourth quarter of 2024 to $10.7 million for the fourth quarter of 2025. Included within the increase for noninterest income was a $900,000 increase within Other noninterest income. During the fourth quarter of 2025, the Company recorded $744,000 of annual credit card and debit card incentives based on customer spending volume, with the comparable payment during 2024 being received and recorded during the third quarter.

Noninterest Expense – The Core Bank’s noninterest expenses were $49.3 million for the fourth quarter of 2025, an increase of $3.5 million over the fourth quarter of 2024. Driving the higher noninterest expenses for the quarter was a combined $2.4 million, or 9%, increase in Salaries and employee benefits, with health insurance claims rising $1.0 million for the quarter, while estimated bonus-related expenses rose $866,000 for the same period.

Republic Processing Group(3)

RPG reported net income of $6.9 million for the fourth quarter of 2025, a $5.5 million increase over the $1.4 million reported for the fourth quarter of 2024. Notable net income fluctuations for the quarter within RPG’s operating segments were as follows:

Tax Refund Solutions

TRS recorded net loss of $1.4 million during the fourth quarter of 2025, which compared to a net loss of $6.4 million for the fourth quarter of 2024. A net loss for TRS is customary during the fourth quarter of each year as the segment ramps up its operations for the subsequent year’s first quarter tax season.

The positive variance in net loss for TRS from the fourth quarter of 2024 to the fourth quarter of 2025 primarily reflected the impact of the previously-disclosed non-renewal of a large tax preparer contract, which significantly impacted period-to-period comparability. During the fourth quarter of 2024, Early Season Refund Advance (“ERA”) originations from this contract were $123 million, which generated approximately $1.8 million in net interest income and $9.5 million in Provision expense during the that quarter. ERAs are primarily originated during December of each year in connection with the upcoming first quarter tax business for each period.

Republic Payment Solutions

Net income at RPS was $2.0 million for the fourth quarter of 2025, a $298,000 increase over the fourth quarter of 2024. The increase in net income at RPS was primarily the result of the favorable impact of no revenue-share being recorded during the fourth quarter of 2025 compared to $1.1 million paid during the fourth quarter of 2024. Partially offsetting the positive benefit of the change in revenue share, RPS earned a lower yield for average prepaid program balances driven by the decline in the overnight Federal Funds Target Rate over the past 15 months.

Republic Credit Solutions

RCS net income rose by $200,000 to $6.3 million for the fourth quarter of 2025, compared to $6.1 million for the fourth quarter of 2024. The increase was primarily driven by lower Provision within the segment’s line of credit products, reflecting reduced net charge-offs and lower Provisioning requirements resulting from a decline in outstanding loan balances. Additionally, RCS Program fees grew due to increased originations within its installment loan product, while marketing costs declined in-line with lower line of credit origination volume.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. The Bank offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of December 31, 2025, had approximately $7.04 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. Time to Thrive.™

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the ability of Republic Bank Finance’s (“RBF”) potential acquiror to attain financing and close on its acquisition of RBF; and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for expected credit loss expense

Allowance – Allowance for credit losses

(3)	Republic Processing Group operations consist of the Tax Refund Solutions, Republic Payment Solutions, and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628